Exhibit 5.1

2300 N St. NW Washington, DC 20037	Tel. 202.663.8000 Fax 202.663.8007 www.pillsburylaw.com

February 14, 2014

NCI, Inc.

11730 Plaza America Drive

Reston, Virginia 20190

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for NCI, Inc., a Delaware corporation (the “Company”), in connection with the registration, pursuant to a Registration Statement on Form S-8 (the “Form S-8”), of 400,000 shares of common stock, par value $0.019 per share, of the Company (the “Shares”), which may be issued by the Company under the NCI, Inc. 2005 Performance Incentive Plan and the NCI, Inc. Amended and Restated 2005 Performance Incentive Plan (collectively, the “Plans”).

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for the opinions expressed in this letter. Based upon the foregoing, we are of the opinion that the shares have been duly authorized and, when issued and sold in accordance with the Plan, will be validly issued, full paid and nonassessable. The opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware, as in effect on the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Form S-8 filed by the Company to effect registration of the Shares under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP

PILLSBURY WINTHROP SHAW PITTMAN LLP